Exhibit (a)(1)(D)

U.S. Offer to Purchase for Cash
All Outstanding Ordinary Shares
of
CNOVA N.V.
a Netherlands public limited liability company (naamloze vennootschap)
at
$5.50 PER SHARE, NET TO THE SELLER
Pursuant to the Offer to Purchase dated December 27, 2016
by
CASINO, GUICHARD-PERRACHON
a French public limited company (société anonyme)

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 25, 2017, UNLESS THE U.S. OFFER
IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

December 27, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Casino, Guichard-Perrachon, a French public limited company (société anonyme) (which we refer to as “Casino”), to act as Information Agent in connection with Casino’s offer to purchase any and all outstanding ordinary shares, par value €0.05 (which we refer to as “Cnova Ordinary Shares”) of Cnova N.V., a Netherlands public limited liability company (naamloze vennootschap) from holders that are resident in the United States (who we refer to as “U.S. Holders”) at a price of $5.50, net to the seller in cash, less any applicable withholding tax, upon the terms and conditions set forth in Casino’s Offer to Purchase dated December 27, 2016 (which we refer to as the “Offer to Purchase”) and related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and, together with the Offer to Purchase, each as may be amended or supplemented from time to time, constitutes and which we refer to as, the “U.S. Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients that are U.S. Holders and for whom you hold Cnova Ordinary Shares registered in your name or in the name of your nominee.

The U.S. Offer is not subject to any conditions, including any financing conditions. See the section of the Offer to Purchase entitled “Absence of Conditions to the Offers; Withdrawal of the Offers.”

For your information and for forwarding to your clients that are U.S. Holders and for whom you hold Cnova Ordinary Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.   The Offer to Purchase;

2.   The Letter of Transmittal for your use in accepting the U.S. Offer and tendering Cnova Ordinary Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3.   A Notice of Guaranteed Delivery to be used to accept the U.S. Offer if Cnova Ordinary Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”); and

4.   A form of letter which may be sent to your clients that are U.S. Holders and for whose accounts you hold Cnova Ordinary Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer.

We urge you to contact your clients as promptly as possible. Please note that the U.S. Offer and withdrawal rights will expire at 5:00 p.m. New York City time, on Wednesday, January 25, 2016, unless the U.S. Offer is extended or earlier terminated.

For Cnova Ordinary Shares to be properly tendered pursuant to the U.S. Offer, (1) the share certificates or confirmation of receipt of such Cnova Ordinary Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in section of the Offer to Purchase entitled “The Offers—Terms of the U.S. Offer—Acceptance for Payment; Return of and Payment for Cnova Ordinary Shares”) in lieu of such Letter of Transmittal, and any other documents required in the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the terms, conditions and procedures of the U.S. Offer. Tendering U.S. Holders may gain some additional time by making use of the Notice of Guaranteed Delivery.

Except as set forth in the U.S. Offer to Purchase, Casino will not pay any fees or commissions to any broker or dealer or other person, other than to us, as the information agent and to the Depositary, for soliciting tenders of Cnova Ordinary Shares pursuant to the U.S. Offer. Casino will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers. Casino will pay all stock transfer taxes applicable to its purchase of Cnova Ordinary Shares pursuant to the U.S. Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the U.S. Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,

GEORGESON, INC.

Nothing contained herein or in the enclosed documents shall render you the agent of Casino, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the U.S. Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the U.S. Offer is: 1290 Avenue of the Americas, 9th Floor New York, NY 10104 (888) 206-5896

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